Exhibit 16.1


              [Coopers & Lybrand L.L.P. letterhead]




October 29, 1996


Mr. Stephen J. Bushmann
Chief Financial Officer
Stifel Financial Corp.
500 N. Broadway
St. Louis, Missouri 63102-2188

Dear Mr. Stephen J. Bushmann:

This is to confirm that that the client-auditor relationship between Stifel Financial Corp. (Commission File Number #1-9305) and Coopers & Lybrand L.L.P. has ceased.



                                        Sincerely,

                                        /s/  Coopers & Lybrand L.L.P.

                                        Coopers & Lybrand L.L.P.

St. Louis, Missouri



cc:       Office of the Chief Accountant
          SECPS Letter File
          Securities and Exchange Commission
          Mail Stop 9-5
          450 Fifth Street, N.W.
          Washington, D.C. 20549
          VIA FACSIMILE 202-504-2724
          with original to follow via mail